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                                                                    EXHIBIT (99)

                                  PRESS RELEASE











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                        [Reynolds & Reynolds Letterhead]

                                      NEWS

                      REYNOLDS AND REYNOLDS COMPLETES SALE
                         OF HEALTHCARE SYSTEMS DIVISION

         DAYTON, Ohio, October 23, 1998 -- The Reynolds and Reynolds Company (NYSE: REY) announced today it has completed the sale of its Healthcare Systems Division to InfoCure Corporation (AMEX: INC). Reynolds received approximately $50 million for the business ($40 million in cash and the remainder in convertible subordinated notes) and expects to record a modest gain on the sale.

         InfoCure Corporation is a leading national provider of healthcare practice management software products and services to targeted healthcare practice specialties, including anesthesiology, dentistry, oral and maxillofacial surgery, orthodontics, podiatry and radiology, as well as to larger general medical practices. The company's wide range of practice management software products automates the administrative, financial and clinical information management functions of both office-based and hospital-based healthcare practices. InfoCure provides its customers with ongoing software support, training and electronic date interchange (EDI) services.

         Reynolds and Reynolds, headquartered in Dayton, Ohio, is a leading provider of integrated information management systems and related value-added services to automotive and general business markets. The company has reported revenues of over $1.5 billion for the 12 months ended June 30, 1998. For more information on Reynolds and Reynolds, visit the company's World Wide Web site at http://www.reyrey.com or call The Reynolds and Reynolds Information Hotline at 888-4REYREY.

CONTACTS:
Investors                              Media
---------                              -----

Mitch Haws                             Maury Williams
937.485.4460                           937.485.4212
mitch_haws@reyrey.com                  maury_williams@reyrey.com

                                       Frederick L. Fine
                                       770.857.4816
                                       rickfine@infocure.com